B-Scada’s 2013 Annual Revenue Expected to Exceed 2012 By More Than 40%
(Crystal River, FL) – November 26, 2013

B-Scada, Inc. (OTCQB:MOBS), an industry leader in SCADA (Supervisory Control and Data Acquisition) and HMI (Human Machine Interface) software for data visualization, plans to publicly announce and file with the Securities and Exchange Commission in late January 2014 its annual financial statements for the fiscal year ended October 31, 2013. Unaudited revenues for fiscal 2013 are expected to be approximately $1.54 million, exceeding revenues for fiscal 2012 by more than $470,000, or approximately 45%. Unaudited income before income taxes in fiscal 2013 is estimated to be roughly $460,000 an approximate 200% increase over fiscal 2012.

MANAGEMENT COMMENTARY

“We continue to improve our balance sheet, as we eliminate liabilities and increase net income”, said Ron DeSerranno, CEO. “Our investments in our web presence, sales team and marketing automation in the past year are expected to yield revenue increases for 2014. We are confident in our ability to deliver long-term growth and profitability. The much anticipated release of our Status Enterprise product continues to be on track for early in the New Year. Status Enterprise is an enterprise level SCADA system that will firmly establish our position in the market as a leading edge technology provider for the monitoring of live industrial and commercial data. Status Enterprise will provide greater scalability, data modeling and support for HTML5 enabled devices.”

ABOUT B-SCADA, INC.

B-Scada specializes in the compelling visualization of real-time data and has produced exceptional data visualization solutions for manufacturing, power & utilities, automation, and other fields of business making use of HMI and SCADA software products.

Since 2003, B-Scada's focus on user interface design solutions for Windows and web applications has given us a unique perspective and insight into the data visualization market.

Our vision is to be a global leader in the access and visualization of information, which enables our commercial and industrial customers to maximize employee effectiveness and productivity, reduce unscheduled downtime, minimize the risk of accidents and increase production quality.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information contained herein includes forward-looking statements that involve known and unknown risks and uncertainties. Examples of forward-looking statements include: projections of capital expenditures, competitive pressures, revenues, growth prospects, product development, financial resources and other financial matters. You can identify these and other forward-looking statements by the use of words such as “may,” “will,” “should,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential” or the negative of such terms, or other comparable terminology.

Our ability to predict the results of our operations or the effects of various events on our operating results is inherently uncertain. Therefore, we caution you to consider carefully the matters described in this report, the documents incorporated by reference in this report, and other publicly available sources. These factors and many other factors beyond the control of our management could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by the forward-looking statements.

Contact

B-Scada, Inc.

Kathleen O’Keefe

Investor Relations

corpcommunications@b-scada.com

1255 N. Vantage Point Dr.

Suite A

Crystal River, FL 34429

http://www.scada.com